UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2018

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, Aldeyra Therapeutics, Inc. (the “Company” or “Aldeyra”) announced the hiring and appointment of Joshua Reed as its Chief Financial Officer and as its principal financial and accounting officer as of July 30, 2018. A copy of the press release announcing Mr. Reed’s appointment is attached hereto as Exhibit 99.1.

In connection with his hiring, the Company and Mr. Reed entered into an offer letter and the Company’s standard form of invention assignment agreement. Mr. Reed’s offer letter provides for an initial base salary of $370,008 per year and annual bonus eligibility with an annual target payout of 35% of his base salary. Pursuant to Mr. Reed’s offer letter, subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee, Mr. Reed was granted a nonstatutory stock option to purchase 75,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value on the date of grant. The options are subject to the terms and conditions of the Company’s 2013 Equity Plan which will vest over four years of employment with the Company. In addition, the Company agreed to reimburse Mr. Reed, subject to the terms and conditions of the offer letter, up to an aggregate of $80,000 net of taxes, for certain expenses incurred in connection with his anticipated relocation to the Boston, Massachusetts area.

Pursuant to the terms of the offer letter, in addition to any equity acceleration provided for in the Company’s Change in Control Plan effective as of March 28, 2017 (which plan has previously been filed with the SEC), if the Company terminates Mr. Reed’s employment without cause (as defined in the offer letter) or if he resigns for good reason (as defined in the offer letter), subject to signing a general release of claims, he will be entitled to receive (i) continued payment of his base salary for 9 months; (ii) a lump-sum cash payment equal to the greater of his target bonus for the year in which such termination occurs or the actual bonus paid to the him with respect to the Company’s most recently completed fiscal year; and (iii) payment by the Company of the monthly premiums under COBRA for him and his eligible dependents for up to 9 months following the termination of his employment.

The foregoing description of the terms and conditions of the offer letter does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2018.

Prior to his hiring, Mr. Reed, age 45, served in a variety of senior level positions with Bristol-Meyers Squibb since 2006, most recently serving as Vice President Finance Operations, U.S. and Puerto Rico since July 2016. From 2002 to 2005, Mr. Reed was Vice President, Strategic Business Development at JPMorgan Chase. Previously, from 2000 to 2001, he worked as Associate, Mergers and Acquisitions at Credit Suisse following his service in various positions at JPMorgan Chase from 1994 to 1998. Mr. Reed received a B.S. in finance from Rutgers University and a M.B.A. from University of Michigan, Ross School of Business.

Mr. Reed and the Company will also enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as an officer of the Company. The indemnification agreement will be in the form entered into with the Company’s other executive officers. This form of indemnification agreement is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K.

Mr. Reed succeeds Stephen Tulipano as the Company’s Chief Financial Officer effective as of July 27, 2018. Mr. Tulipano’s separation from the Company is treated as a termination without “cause” within the meaning of that certain offer letter, dated June 13, 2014, between the Company and Mr. Tulipano (which agreement has previously been filed with the SEC). The Company entered into a separation letter with Mr. Tulipano dated July 27, 2018, which, among other things, provides that, pursuant to Mr. Tulipano’s offer letter, Mr. Tulipano will receive (i) continued payment of his base salary for 9 months; (ii) a lump-sum cash payment equal to $124,704; and (iii) payment by the Company of the monthly premiums under COBRA for him and his eligible dependents for up to 9 months following the termination of his employment. In connection with the execution of the separation letter, the Company and Mr. Tulipano entered into a consulting agreement pursuant to which Mr. Tulipano will provide consulting services to the Company for a period of at least 12 months in exchange for the continued vesting of his outstanding options to purchase shares of the Company’s Common Stock.

The foregoing description of the terms and conditions of the separation letter and consulting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the separation letter and consulting agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2018.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Aldeyra Therapeutics, Inc. dated July 31, 2018.

99.2	Form of Indemnity Agreement for Directors and Officers (filed as Exhibit 10.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-193204), as filed on March 17, 2014, and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady, M.D., Ph.D.
	Name:	Todd C. Brady, M.D., Ph.D.
	Title:	President and Chief Executive Officer

Dated: July 31, 2018